                                                                     Exhibit 4.7

            UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

            TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS TO NOMINEES OF THE DEPOSITORY TRUST COMPANY, OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN ARTICLE THREE OF THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

            THIS GLOBAL SECURITY IS IN FULLY REGISTERED FORM, WITHOUT COUPONS. THE HOLDER OF THIS GLOBAL SECURITY MAY NOT TRANSFER OR EXCHANGE THIS GLOBAL SECURITY FOR BEARER SECURITIES.

                            ODYSSEY RE HOLDINGS CORP.

                          6.875% Senior Notes due 2015

No. 3                                                        CUSIP: 67612W AD 0
Issue Date: May 13, 2005                         Principal Amount: $125,000,000

            ODYSSEY RE HOLDINGS CORP., a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal amount of ONE-HUNDRED AND TWENTY-FIVE MILLION DOLLARS ($125,000,000) on May 1, 2015.

            Interest Payment Dates: May 1 and November 1 commencing November 1, 2005.

            Regular Record Dates: April 15 and October 15.

            Reference is hereby made to the further provisions of this Security set forth on the reverse side of this Security, which further provisions shall for all purposes have the same effect as if set forth at this place.

            IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: May 13, 2005                    ODYSSEY RE HOLDINGS CORP.

                                       By: /s/ Robert Giammarco
                                          ----------------------------
                                       Title: Executive Vice President & Chief
                                       Financial Officer

TRUSTEE'S CERTIFICATE OF AUTHENTICATION

THE BANK OF NEW YORK,
as Trustee, certifies that this is one
of the Securities referred to in the
within-mentioned Indenture.

By: /s/
   ----------------------
   Authorized Signatory

Dated: May 13, 2005

                          6.875% Senior Notes due 2015

            This Security is one of a duly authorized issue of 6.875%Senior Notes due 2015 (the "Securities") of Odyssey Re Holdings Corp., a Delaware corporation (including any successor corporation under the Indenture hereinafter referred to, the "Company"), issued under an Indenture, dated as of October 31, 2003 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). The terms of this Security include those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended ("TIA"), and those set forth in this Security. This Security is subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Security and the terms of the Indenture, the terms of the Indenture shall control; provided that a Holder may not transfer or exchange Securities for Bearer Securities, notwithstanding the Indenture or any supplemental indenture. Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest

            General. The Company promises to pay interest on the principal amount of the Securities plus accrued and unpaid interest, if any, at the interest rate specified herein (the "Interest Rate") from the date of issuance until repayment in full at May 1, 2015 or redemption to the Persons in whose names the Securities are registered at the close of business on the Regular Record Date, whether or not a Business Day, immediately preceding such Interest Payment Date, except as set forth in Section 1(c) below. The Company will pay interest on this Security semi-annually in arrears on May 1 and November 1 of each year (each, an "Interest Payment Date"), commencing November 1, 2005.

            (a) The Securities shall bear interest from May 13, 2005 until the principal amount thereof is paid or made available for payment, or until such date on which the Securities are redeemed as provided herein, at a rate of 6.875% per annum.

            (b) Interest on the Securities shall be computed (i) for any full semi-annual period for which a particular Interest Rate is applicable, on the basis of a 360-day year of twelve 30-day months and (ii) for any period for which a particular Interest Rate is applicable for less than a full semi-annual period for which interest is calculated, on the basis of a 30-day month and, for such periods of less than a month, the actual number of days elapsed over a 30-day month.

            (c) If this Security is redeemed on a date that is after the record date and prior to the corresponding Interest Payment Date, interest, accrued and unpaid hereon to but not including the applicable Redemption Date, will be paid to the same Holder to whom the Company pays the principal of this Security.

            If the principal amount hereof or any portion of such principal amount or any interest on any Security is not paid when due (whether upon acceleration pursuant to Section 502 of the Indenture, upon the date set for payment of the Redemption Price pursuant to Section 6 hereof or upon the Stated Maturity of this Security), then in each such case the overdue amount shall, to the extent permitted by law, bear interest at the applicable Interest Rate, compounded semi-annually, which interest shall accrue from the date such overdue amount was originally due to the date payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable on demand.

2. Method of Payment.

            Except as provided below, interest will be paid (i) on the global Securities to The Depository Trust Company ("DTC") in immediately available funds, (ii) on any definitive Securities having an aggregate principal amount of $10,000,000 or less, by check mailed to the Holders of such Securities; and
(iii) on any definitive Securities having an aggregate principal amount of more than $10,000,000, by wire transfer in immediately available funds at the election of the Holders of these Securities to an account specified by the Holder at a bank in New York City.

            Principal on definitive Securities will be payable, upon Stated Maturity or when due, at the office or agency of the Company in New York City, maintained for such purpose, initially the Corporate Trust Office of the Trustee in New York City.

            The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may make such cash payments by check payable in such money.

3. Paying Agent, Conversion Agent and Security Registrar.

            Initially, the Trustee will act as Paying Agent, and Security Registrar at its Corporate Trust Office in New York City. The Company may appoint and change any Paying Agent or Security Registrar without notice, other than notice to the Trustee; provided that the Company will maintain at least one Paying Agent in the State of New York, The City of New York, Borough of Manhattan, which shall initially be an office or agency of the Trustee. The Company or any of its subsidiaries or any of their Affiliates may act as Paying Agent or Security Registrar.

4. Indenture.

            The Securities are general unsecured obligations of the Company. The Indenture does not limit other indebtedness of the Company, secured or unsecured.

5. Additional Securities.

            The Company may from time to time without notice to, or the consent of, any Holder, create and issue additional Securities under the Indenture, equal in rank to the Securities in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new Securities, or except for the first payment of interest following the issue date of the new Securities) so that the new Securities may be consolidated and form a single series with the Securities and have the same terms as to status, redemption and otherwise as the Securities.

6. Redemption at the Option of the Company.

            No sinking fund is provided for the Securities.

            The Company may redeem the Securities, in whole or in part, at the Company's option, at any time at a Redemption Price equal to the greater of (1) 100% of the principal amount of the Securities and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 40 basis points, plus, in each case, interest accrued thereon to the Redemption Date.

            "Treasury Rate" means, with respect to any Redemption Date, the rate per year equal to the semi-annual equivalent Yield to Maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

            "Comparable Treasury Issue" means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Securities.

            "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

            "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

            "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third Business Day preceding such Redemption Date.

            "Reference Treasury Dealer" means each of (1) Banc of America Securities LLC and J.P. Morgan Securities Inc. or their Affiliates which are primary U.S. Government securities dealers in The City of New York (a "Primary Treasury Dealer"), and their respective successors and (2) two other Primary Treasury Dealers; provided, however, that if any of the foregoing or their Affiliates shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

            Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Securities or portions thereof called for redemption.

7. Notice of Redemption.

            Notice of redemption pursuant to Section 6 of this Security will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Securities to be redeemed at the Holder's registered address. If money sufficient to pay the Redemption Price of all Securities (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent prior to or on the Redemption Date, immediately after such Redemption Date interest ceases to accrue on such Securities or portions thereof. Securities in denominations larger than $1,000 of principal amount may be redeemed in part but only in integral multiples of $1,000 of principal amount.

8. Denominations; Transfer; Exchange.

            The Securities are in fully registered form, without coupons, in denominations of $1,000 of principal amount and integral multiples of $1,000. A Holder may transfer or exchange Securities in accordance with the Indenture (or supplemental indenture, if any), except that a Holder may not transfer or exchange Securities for Bearer Securities notwithstanding the Indenture or any supplemental indenture. The Security Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Security Registrar need not transfer or exchange any Securities that may be among those selected for redemption for a period of 15 days before the mailing of a notice of redemption of Securities to be redeemed.

9. Persons Deemed Owners.

            The registered Holder of this Security may be treated as the owner of this Security for all purposes.

10. Unclaimed Money or Securities.

            The Trustee and the Paying Agent shall return to the Company upon written request any money or securities held by them for the payment of any amount with respect to the Securities that remains unclaimed for two years, subject to applicable unclaimed property law. After return to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

11. Amendment; Waiver.

            Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Securities may be amended with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Securities and (ii) certain Defaults may be waived with the written consent of the Holders of a majority in aggregate principal amount of the outstanding Securities. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend the Indenture or the Securities (i) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company contained in the Indenture and the Securities; (ii) to add to the covenants of the Company for the benefit of the Holders of the Securities or to surrender any right or power conferred upon the Company under the Indenture; (iii) to add any additional Events of Default for the benefit of the Holders of the Securities;
(iv) to add to or change any of the provisions of the Indenture to provide that Bearer Securities may be registerable as to principal, to change or eliminate any restrictions on the payment of principal of or any premium or interest on Bearer Securities, to permit Bearer Securities to be issued in exchange for Registered Securities (if permitted by applicable laws or regulations), to permit Bearer Securities to be issued in exchange for Bearer Securities of other authorized denominations or to permit or facilitate the issuance of Securities in uncertificated form; (v) to change or eliminate any of the provisions of the Indenture; (vi) to establish the form or terms of the Securities; (vii) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Securities and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee;
(viii) to cure any ambiguity, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising thereunder; or
(ix) to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of the Securities.

12. Merger or Consolidation.

            The Company shall not consolidate with or merge with or into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

            (a) either the Company shall be the continuing corporation, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer the properties and assets of the Company substantially as an entirety (i) shall be organized and validly existing under the laws of (A) the United States or any State thereof or the District of Columbia or (B) Bermuda or the Cayman Islands and (ii) shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Securities and the performance of every covenant of the Indenture on the part of the Company to be performed or observed;

            (b) immediately after giving effect to such transaction, no Default or Event of Default shall have happened and be continuing; and

            (c) the Company and the successor Person have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel each stating that (i) such consolidation, merger, conveyance or transfer and such supplemental indenture comply with Article VIII of the Indenture and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with, and (ii) in the case of a merger or consolidation in which the Company is not the continuing corporation and in which the successor to the Company is an entity organized under the laws of Bermuda or the Cayman Islands, that such merger will not result in any material adverse tax consequences to any Holders of the Securities.

13. Defaults and Remedies.

            If any Event of Default with respect to Securities shall occur and be continuing, the principal of all the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

            "Event of Default," wherever used with respect to the Securities, means any one of the following events (whatever the reason for such Event of Default and whether or not it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

            (a) default in the payment of any interest upon any Security, when such interest becomes due and payable, and continuance of such default for a period of 30 days; or

            (b) default in the payment of the principal of (or premium, if any, on) any Security when it becomes due and payable at its Maturity; or

            (c) default in the performance, or breach, of any covenant or agreement of the Company in the Indenture with respect to any Security (other than a covenant or agreement a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default"; or

            (d) a failure to pay when due at maturity or a default that results in the acceleration of maturity of any indebtedness for borrowed money of the Company or any Designated Subsidiary in an aggregate amount of $25,000,000 or more, unless the acceleration is rescinded, stayed or annulled within 30 days after written notice of default is given to the Company by the Trustee or Holders of not less than 25% in aggregate principal amount of the Outstanding Securities; or

            (e) the Company or any Designated Subsidiary, or any group of two or more Subsidiaries that, taken as a whole, would constitute a Designated Subsidiary, pursuant to or under or within the meaning of any Bankruptcy Law:

            (i) commences a voluntary case or proceeding,

            (ii) consents to the entry of any order for relief against it in an involuntary case or proceeding or the commencement of any case against it,

            (iii) consents to the appointment of a Custodian of it or for any substantial part of its property,

            (iv) makes a general assignment for the benefit of its creditors,

            (v) files a petition in bankruptcy or answer or consent seeking reorganization or relief, or

            (vi) consents to the filing of such petition or the appointment of or taking possession by a Custodian; or

            (f) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

            (i) is for relief against the Company or any Designated Subsidiary, or any group of two or more subsidiaries that, taken as whole, would constitute a Designated Subsidiary, in an involuntary case or proceeding, or adjudicates the Company or any Designated Subsidiary, or any group of two or more subsidiaries that, taken as whole, would constitute a Designated Subsidiary, insolvent or bankrupt, or

            (ii) appoints a Custodian of the Company or any Designated Subsidiary, or any group of two or more subsidiaries that, taken as whole, would constitute a Designated Subsidiary, or for any substantial part of its property, or

            (iii) orders the winding up or liquidation of the Company or any Designated Subsidiary, or any group of two or more subsidiaries that, taken as whole, would constitute a Designated Subsidiary, and the order or decree remains unstayed and in effect for 60 days; or

            (g) the commencement by the Company or any of its subsidiaries that is a Designated Subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a Designated Subsidiary, of a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company or any of its subsidiaries that is a Designated Subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a Designated Subsidiary, to the entry of a decree or order for relief in respect of the Company or any of its subsidiaries that is a Designated Subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a Designated Subsidiary, in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company, or the filing by the Company or any of its subsidiaries that is a Designated Subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a Designated Subsidiary, of a petition or answer or consent seeking reorganization or relief under any applicable law, or the consent by the Company to the filing of such petition or to the appointment of or the taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making by the Company or any of its subsidiaries that is a Designated Subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a Designated Subsidiary, of an assignment for the benefit of creditors, or the admission by the Company or any of its subsidiaries that is a Designated Subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a Designated Subsidiary, in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any of its subsidiaries that is a Designated Subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a Designated Subsidiary, expressly in furtherance of any such action.

            "Bankruptcy Law" means Title 11, United States Code, or any similar Federal or state law for the relief of debtors.

            "Custodian" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

            "Designated Subsidiary" shall mean any existing or future, direct or indirect, subsidiary of the Company whose assets constitute 15% or more of the total assets of the Company on a consolidated basis.

14. Defeasance and Covenant Defeasance.

            The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company on this Security and (b) certain restrictive covenants and the related Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Security.

15. Definitive Securities

            This Security is a global Security. If (a) the depositary with respect to the Securities (which shall initially be The Depository Trust Company) shall notify the Company that it is at any time unwilling, unable or no longer qualified to continue as depositary and a successor depositary is not appointed by the Company within 60 days or (b) an Event of Default has occurred and is continuing and has not been cured or waived, the Company will issue Securities in definitive registered form without coupons, in any authorized denominations, of like tenor, in an aggregate principal amount equal to the principal amount of the Registered Securities in global form (the "Registered Global Securities"), in exchange for such Registered Global Securities. In addition, the Company may at any time and in its sole discretion determine that the Securities will no longer be represented by Registered Global Securities and, in such event, will issue Securities in definitive registered form, in such tenor, in any authorized denominations and in an aggregate principal amount equal to the principal amount of the Registered Global Securities representing such Securities, in exchange for such Registered Global Securities. Securities so issued in definitive registered form will be issued in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000 and will be issued in registered form only, without coupons.

16. Trustee Dealings with the Company.

            Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

17. Calculations in Respect of Securities.

            The Company or its agents will be responsible for making all calculations called for under the Securities. Any calculations made in good faith and without manifest error will be final and binding on Holders of the Securities. The Company or its agents will be required to deliver to the Trustee a schedule of its calculations and the Trustee will be entitled to conclusively rely upon the accuracy of such calculations without independent verification.

18. No Recourse Against Others.

            No recourse under or upon any obligation, covenant or agreement contained in the Indenture, or in this Security, or because of any indebtedness evidenced thereby, shall be had against any incorporator, as such, or against any past, present or future stockholder, officer or director, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Securities by the Holders and as part of the consideration for the issue of the Securities.

19. Authentication.

            This Security shall not be valid until an authorized signatory of the Trustee manually signs the Trustee's Certificate of Authentication on the other side of this Security.

20. Abbreviations.

            Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors
Act).

21. GOVERNING LAW.

            THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THE INDENTURE AND THIS SECURITY.

            The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

                  Odyssey Re Holdings Corp.
                  140 Broadway, 39th Floor
                  New York, New York 10005
                  Attn:  General Counsel
                  Facsimile No. (212) 978-4700

                                 ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to
________________________________________________________________________________
________________________________________________________________________________
(Insert assignee's soc. sec. or tax ID no.)
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
(Print or type assignee's name, address and zip code)

and irrevocably appoint

____________________ agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:  __________ Your Signature:  _________________________________

________________________________________________________________________________
   (Sign exactly as your name appears on the other side of this Security)

Signature Guaranteed

________________________________________
Participant in a Recognized Signature
Guarantee Medallion Program

By: ________________________
       Authorized Signatory

                                       13